MORRISON & FOERSTER LLP
Palo Alto, California

July 22, 2005

EXHIBIT 5.1

Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134

RE:	Novellus Systems, Inc. 2001 Stock Incentive Plan
Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan

Ladies and Gentlemen:

     We have examined the registration statement on Form S-8 to be filed by Novellus Systems, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission on July 22, 2005 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 5,500,000 shares of Common Stock, no par value, of the Company (the “Stock”) for issuance pursuant to above-referenced plans (the “Plans”).

     It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP